THE GABELLI GROWTH FUND
EXHIBIT TO ITEM 77C

	A Special Meeting of Shareholders of The Gabelli Growth Fund (the "Fund") was held on November 30, 1999. The following proposals were submitted for a vote of the shareholders:

1. To consider and act upon amendments to the Fund's Declaration of Trust to permit the Fund to offer additional classes of shares:

	With respect to the proposal relating to the approval of amendments to the Fund's Declaration of Trust to permit the Fund to offer additional classes of shares, the following votes and percentages were recorded:

        For          Against         Abstain         Broker Non-Votes
        26,516,557   3,979,337      1,907,771           1,038,696
	(50.29%)


	2.	To consider and act upon a proposal to amend the Fund's
        fundamental investment policy with respect to options to permit the Fund to buy and sell put and call options on securities it holds or has the right to obtain:

	With respect to the proposal relating to amending the Fund's fundamental investment policy with respect to options to permit the Fund to buy and sell put and call options on securities it holds or has the right to obtain, the following votes and percentages were recorded:

        For          Against         Abstain         Broker Non-Votes
        26,297,180   4,047,632       2,058,852           1,038,696
	(78.63%)

	3.	To elect nine trustees of the Fund:

	With respect to the proposal relating to the election of nine trustees of the Fund, the following votes and percentages were recorded:





For

Withholding
Authority
Percent Represented
at the Meeting
Voting in Favor
Mario J. Gabelli
32,438,325
1,004,035
97.00%
Felix J. Christiana
32,349,817
1,092,544
96.73%
Anthony J. Colavita
32,399,072
1,043,289
96.88%
James P. Conn
32,349,092
1,093,268
96.73%
John D. Gabelli
32,280,199
1,162,162
96.52%
Karl Otto Pohl
32,263,962
1,178,398
96.48%
Anthony R. Pustorino
32,332,954
1,109,407
96.68%
Anthonie C. van Ekris
32,402,527
1,039,833
96.89%
Anthony Torna
32,323,013
1,119,347
96.65%

	4.	To ratify the selection of PricewaterhouseCoopers LLP
        as the independent accountants of the Fund for the fiscal year ending December 31, 1999:

	With respect to the proposal relating to the ratification of the selection of PricewaterhouseCoopers LLP as the independent accountants of the Fund for the fiscal year ending December 31, 1999, the following votes and percentages were recorded:

           For         Against                 Abstain
        31,840,122     380,841                 1,221,397
	(95.21%)

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